Exhibit 10.3

Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

THIRD AMENDMENT TO OFFER LETTER

This Third Amendment to Offer Letter (this “Amendment”), is entered into as of March 5, 2014 by and between Tetraphase Pharmaceuticals, Inc. (“Tetraphase”), having a place of business at 480 Arsenal Street, Suite 110, Watertown, MA 02472 and David Lubner (the “Executive”), residing at 4 Michael Circle, Southborough MA 01772. Tetraphase and the Executive are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties wish to amend the Offer Letter entered into on August 10, 2006, as amended on December 19, 2008 and June 29, 2012 (the “Original Letter”), by and between Tetraphase and the Executive on the terms set forth in this Amendment.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I—AMENDMENTS TO ORIGINAL LETTER

1.1 Section 6 of the Original Letter is hereby amended and restated in its entirety to be and read as follows:

“(a) At-Will Employment. Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company, which expressly states the intention to modify the at-will nature of your employment. Notwithstanding the foregoing, however, and subject to Section 6(b), if the Company terminates your employment without Cause (as defined in Exhibit A), (i) you will receive as severance pay an amount equal to twelve (12) months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings, and payable over a twelve-month period in accordance with the Company’s regular payroll practices) and (ii) provided that you are eligible for and elect COBRA coverage, the Company will pay the amount of premiums it pays for active employees with similar coverage for you and your covered beneficiaries but not more each month than the monthly amount it was paying for your coverage when your employment ended until the earlier of twelve (12) months after your employment ends or the date you (or, as applicable, your beneficiaries) become eligible for coverage at a new employer, provided that if the Company’s paying such premiums violates nondiscrimination laws, the payments will cease.

(b) Termination Following Change in Control. If, upon or during the twelve month period commencing upon a Change in Control Event (as defined in Exhibit A), your employment with the Company or the acquiring or succeeding company is terminated by the Company or the acquiring or succeeding company without Cause or, upon or during the twelve month period commencing upon the Change in Control Event, you terminate your employment with the

Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

Company or the acquiring or succeeding company for Good Reason (as defined in Exhibit A), then, in lieu of the severance and other benefits provided for in Section 6(a), to the extent applicable, (i) you will receive as severance pay (x) an amount equal to twelve (12) months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings and payable over a twelve-month period in accordance with the Company’s regular payroll practices) and (y) an amount equal to 100% of your then-current annual target bonus (subject to all applicable federal, state and local taxes and withholdings and payable in a lump sum), (ii) provided that you are eligible for and elect COBRA coverage, the Company will pay the amount of premiums it pays for active employees with similar coverage for you and your covered beneficiaries but not more each month than the monthly amount it was paying for your coverage when your employment ended until the earlier of twelve (12) months after your employment ends or the date you (or, as applicable, your beneficiaries) become eligible for coverage at a new employer, provided that if the Company’s paying such premiums violates nondiscrimination laws, the payments will cease, and (iii) the vesting of all stock options held by you on the date of termination shall be automatically accelerated, effective as of the date of termination, such that such stock options shall become 100% fully vested and exercisable.

(c) Conditions of Severance Benefits. Your receipt of severance pay and the other benefits as set forth in Sections 6(a) and 6(b) of this letter (other than the acceleration of options set forth in subsection (iii) of Section 6(b)) is conditioned upon your execution of an agreement containing a comprehensive release of claims prepared by and satisfactory to the Company (the “Release”) and any applicable revocation period with respect to the Release expiring within 60 days (or such shorter period as the Company determines) following your termination date (such period, the “Release Period”), and is conditioned on your full compliance with the Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Non-Competition Agreement”) described in Section 7 below. If the Release has been executed and any applicable revocation period has expired prior to the 60th day (or such shorter period) following your termination, then the severance payments and benefits shall commence (or in the case of any lump sum payment, be paid) on the first regular pay date after the applicable revocation period has expired (but no earlier than the 30th day following your termination date); provided, however, that if the 60th day following your termination occurs in the calendar year following the calendar year during which your termination occurs, then the severance payments and benefits shall commence (or in the case of any lump sum payment, be paid) no earlier than January 1 of such subsequent calendar year. The provision of severance pay and benefits hereunder shall be subject to the terms and conditions set forth in Section 11 hereto. In the event you breach your obligations under the Release or the Non-Competition Agreement, you will have no right to receive, and the Company shall not provide to you, any severance pay or benefit following the date of such breach; provided, however, that if any provision of such Non-Competition Agreement is adjudged by a court of competent jurisdiction to be unenforceable, you will have the right to receive full severance benefits hereunder irrespective of any such alleged breach of that provision. Such cessation of payments and benefits shall be in addition to, and not in lieu of, any and all other remedies, whether at law or in equity, available to the Company for such breach.”

Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

1.2 Section 11 of the Original Letter is hereby amended and restated in its entirety to be and read as follows:

“11. Section 409A of the Internal Revenue Code. Subject to the provisions in this Section 11, any severance payments or benefits under this letter will begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter.

(a) It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code.

(c) If, as of the date of your separation from service from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits provided under this letter shall be made on the dates and terms set forth in this letter.

(d) If, as of the date of your separation from service from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this letter; and

(ii) Each installment of the severance payments and benefits due under this letter that is not described in Section 11(d)(i) and that would, absent this subsection, be paid within the six-month period following your separation from service from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the

Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments or benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(e) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Notwithstanding anything herein to the contrary, the Company makes no representation or warranty and shall have no liability to you or to any other person if the payments and benefits provided in this letter are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.”

1.3 The following defined terms shall be inserted as Exhibit A to the Original Letter:

“(1) “Cause” shall mean (a) a good faith finding by the Board of Directors of the Company that (i) you have failed to substantially perform your assigned duties for the Company, which failure is not cured within 20 days following written notice from the Company to you specifying the duties not performed, (ii) you have engaged in dishonesty, gross negligence or misconduct or (iii) you have breached any employment agreement, confidentiality agreement, non-disclosure agreement or other agreement entered into between you and the Company or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

(2) “Change in Control Event” shall mean:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors

Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

(the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination: provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(3) “Good Reason” shall occur if a Cause event has not occurred or has not been cured, to the extent curable, and if (x) you provide written notice to the Company of the event or change you consider to constitute “Good Reason” within 30 calendar days following its occurrence, (y) you provide the Company with a period of at least 30 calendar days to cure the event or change, and (z) the “Good Reason” persists following the cure period, and you actually resign within 60 calendar days following the event or change. An event or change constituting “Good Reason” shall be limited to any of the following that occur without your prior written consent: (a) a material diminution of your duties, authority or responsibilities, provided, however, that the assignment of different duties to you by the Company involving a reasonably comparable level of responsibility shall not, by itself, constitute “Good Reason,” and provided, further, that a change in your duties, authority or responsibilities solely as a result of the Company’s acquisition by or merger with another entity, if you continue to have a comparatively senior role relative to the Company or its successor following such event, shall not, by itself, constitute “Good Reason”; (b) a material diminution in your base compensation, or (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report.”

Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

ARTICLE II—MISCELLANEOUS

2.1 Original Letter, as Amended. Other than as set forth in this Amendment, the Original Letter remains unchanged and in full force and effect, and in the event that there is any conflict between the terms of this Amendment and the Original Letter, the terms of this Amendment will prevail.

2.2 Multiple Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

2.2 Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts (without regard for conflicts of law principles), and disputes, if any, shall be subject to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts.

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Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Employment Agreement to be executed as of the Effective Date.

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Guy Macdonald
Name:	Guy Macdonald
Title:	President & CEO

EXECUTIVE

/s/ David Lubner
David Lubner